Exhibit 99.1

TRIKON TECHNOLOGIES REPORTS RESULTS FOR THIRD QUARTER AND

NINE MONTHS ENDED SEPTEMBER 30, 2005

Highest quarterly bookings since fourth quarter 2000

Highest quarterly revenues since third quarter 2001

Book to Bill 1.5:1, positive EBITDA, Net cash increased by $2.6 million

NEWPORT, Wales, United Kingdom, November 3, 2005 — Trikon Technologies, Inc. (Nasdaq:TRKN) today reported results for its third quarter and nine months ended September 30, 2005.

Revenues for the third quarter of 2005 were $13.0 million, an increase of 46 percent over $8.9 million for the second quarter of 2005 and an increase of 32 percent over $9.9 million for the third quarter of 2004. Revenues for the nine months ended September 30, 2005 were $29.7 million, an increase of 11 percent over revenues of $26.8 million for the prior year nine-month period.

Research and development costs for the third quarter of 2005 were $1.9 million, a decrease of 14 percent from $2.2 million in the second quarter of 2005 and a decrease of 18 percent from $2.3 million in the third quarter of 2004. Research and development costs for the nine months ended September 30, 2005 were $6.4 million, a decrease of 19 percent from $7.9 million in the prior year nine-month period.

Selling, general and administrative expenses for the third quarter of 2005 were $3.6 million, which was similar to $3.7 million for the second quarter of 2005 and down 3 percent from $3.8 million in the third quarter of 2004. Selling, general and administrative costs for the nine months ended September 30, 2005 were $11.0 million, down 8 percent from $12.0 million in the prior year nine-month period.

Operating loss for the third quarter of 2005 was $660,000, a decrease of 83 percent compared to an operating loss of $3.8 million for the second quarter of 2005 and a decrease of 56 percent from an operating loss of $1.5 million for the third quarter of 2004. Operating loss for the nine months ended September 30, 2005 was $6.6 million, down 48 percent compared to an operating loss of $12.5 million for the prior year nine-month period.

Net loss applicable to common shares for the third quarter of 2005 was $1.3 million, or $0.08 per share, compared to a net loss of $5.4 million, or $0.34 per share, in the second quarter of 2005 and a net loss of $1.7 million, or $0.10 per share, for the third quarter of 2004. Net loss applicable to common shares for the nine months ended September 30, 2005 was $9.0 million, or $0.57 per share, compared to a net loss of $12.3 million, or $0.78 per share, in the prior year nine-month period.

The net loss for the quarter included foreign currency losses of $246,000, compared to foreign currency losses of $1.6 million in the second quarter of 2005 and a foreign currency gain of $7,000 in the third quarter of 2004. The net loss for the nine months included foreign currency losses of $2.1 million, compared to foreign currency gains of $400,000 in the prior year nine-month period.

“I am very pleased with our performance this quarter,” said Dr. John Macneil, Chief Executive Officer. “We achieved our highest quarterly orders since the fourth quarter of 2000 and our highest quarterly revenues since the third quarter of 2001. The increased revenue, with tight cost controls, generated a positive EBITDA for the quarter. Given the generally reported flat market conditions in the industry, we believe that our order and revenue growth represent market share gains.”

“Cash improved in the quarter by $2.6 million and cash, cash equivalents and restricted cash increased to a total of $15.6 million at quarter end,” added Martyn Tuffery, acting Chief Financial Officer. “Revenues relating to system shipments and customer retentions not recognized under our revenue recognition policy at September 30, 2005 were $5.7 million, compared to $6.1 million at June 30, 2005 and $2.5 million at December 31, 2004. In addition, the book to bill ratio in the quarter was 1.5:1.”

“We continue our tight control of both costs and cash management, which has led to a reduction in our current working capital requirements,” continued Mr. Tuffery. “Operating costs are less than in the first two quarters of this year, and, for the nine months ended September 30, 2005, they are significantly reduced from the same period in 2004, even after incurring substantial expenses related to the proposed consolidation by merger.”

“Three of the system orders in the quarter were for power device metallization,” continued Dr. Macneil. “Trikon has systems at 7 of the top 20 power device makers. We believe these customers value our Sigma system’s ability to deposit high quality thick metal, low cost of ownership and high reliability.”

Update on Consolidation of Aviza and Trikon

As Trikon previously announced, the Securities and Exchange Commission declared effective on October 31, 2005, the registration statement on Form S-4 filed by New Athletics, Inc. relating to the proposed consolidation by merger of Trikon and Aviza Technology, Inc.

“We reached an important milestone in the merger transaction on October 31, 2005,” said Dr. Macneil. “We commenced mailing the proxy statement/prospectus to Trikon’s stockholders on November 1, 2005, so stockholders as of our record date of October 21, 2005 should be receiving the materials very shortly. In addition, the date of the special meeting where our stockholders will have the opportunity to vote on the merger transaction has been set for December 1, 2005. Our board of directors has determined that this transaction is in the best interest of our stockholders. We are excited about joining forces with Aviza to form a better positioned company offering a broader product, technology and service portfolio to serve our respective customers. We believe that the increased scale achieved by combining the two companies will open new opportunities.”

Investor Conference Call and Webcast

There will be a conference call at 10:30 am New York time today, hosted by Dr. John Macneil, to discuss the results for the third quarter ended September 30, 2005. A live audio webcast of the call will be available at www.trikon.com.

Additional Information and Where to Find It

In connection with the proposed consolidation through merger involving Trikon Technologies, Inc. and Aviza Technology, Inc., New Athletics, Inc. filed with the Securities and Exchange Commission a registration statement and other relevant documents. This registration statement was declared effective by the Securities and Exchange Commission on Monday, October 31, 2005. Security holders of Trikon are urged to read the proxy statement/prospectus that is contained in the registration statement and the other relevant documents because they contain important information about New Athletics, Aviza and Trikon and the proposed merger transaction. Investors and security holders of Trikon may obtain free copies of the proxy statement/prospectus and the other relevant documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. Information regarding the identity of persons who may, under the Securities and Exchange Commission’s rules, be deemed to be participants in the solicitation of stockholders of Trikon in connection with the proposed merger transaction, and their interests in the solicitation is contained in the registration statement filed by New Athletics with the Securities and Exchange Commission.

About Trikon Technologies

Trikon Technologies is a technology leader in wafer fabrication equipment to the global semiconductor industry. Trikon develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. These are key components in all electronic products, such as telecommunication devices, consumer and industrial electronics and computers. More information is available on Trikon’s Web site at: www.trikon.com.

Trikon Technologies Contacts

Corporate contact:	Carl Brancher +44 1633-414111	carl.brancher@trikon.com

IR contact:	Kevin Kirkeby +1 646-284-9416	kkirkeby@hfgcg.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995

This news release contains certain forward-looking statements that include, without limitation, statements by Dr. Macneil and Martyn Tuffery about Trikon’s business strategy, its cost control and cash management policies, Trikon’s business prospects in the power device metallization market and the anticipated benefits of the proposed merger transaction with Aviza Technology, Inc. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the economic conditions within the semiconductor capital equipment industry, demand for Trikon’s products and services, possible changes in the company’s strategy, Trikon’s failure to comply with customary closing conditions or to otherwise complete the merger transaction with Aviza, and the potential failure of Trikon and Aviza to realize the expected benefits of the merger transaction. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

-Tables Follow-

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Restricted cash	$8,850	$—
Cash and cash equivalents	6,772	21,202
Accounts receivable, net	7,905	6,654
Inventories, net	14,442	16,543
Prepaid and other current assets	1,764	2,203

Total current assets	39,733	46,602

Property, equipment and leasehold improvements, net	9,079	13,597
Demonstration systems, net	2,890	551
Other assets	255	391

Total assets	$51,957	$61,141

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowing	$8,850	$9,600
Accounts payable	5,697	5,709
Accrued expenses	1,665	1,453
Deferred revenue	391	541
Warranty & related expenses	1,377	1,171
Current portion of long-term debt and capital lease obligations.	100	281
Other current liabilities.	2,257	971

Total current liabilities	20,337	19,726

Long-term debt and capital lease obligations less current portion	32	91
Other non-current liabilities.	620	782

	$20,989	$20,599

Shareholders’ equity:
Preferred stock:
Authorized shares — 20,000,000
Issued and outstanding — nil at September 30, 2005 and December 31, 2004	—	—
Common stock, $0.001 par value:
Authorized shares — 50,000,000
Issued and outstanding — 15,754,985 at September 30, 2005 and at December 31, 2004	261,416	261,416
Accumulated other comprehensive loss	2,315	2,886
Accumulated deficit	(232,763)	(223,760)

Total stockholders’ equity	30,968	40,542

Total liabilities and stockholders’ equity	$51,957	$61,141

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004 (As restated)	September 30, 2005	September 30, 2004 (As restated)
Revenues:
Product revenues	$10,812	$9,858	$25,422	$26,702
License revenues	2,190	17	4,275	126

	13,002	9,875	29,697	26,828

Costs and expenses:
Cost of goods sold	8,107	6,528	18,828	20,617
Research and development	1,909	2,314	6,406	7,921
Selling, general and administrative	3,646	3,756	11,015	12,038
Restructuring cost	—	(1,200)	—	(1,200)

	13,662	11,398	36,249	39,376

Loss from operations	(660)	(1,523)	(6,552)	(12,548)
Foreign currency (losses) gains	(246)	7	(2,069)	366
Interest (expenditure) income, net	(83)	(92)	5	37

Loss before income tax charge	(989)	(1,608)	(8,616)	(12,145)
Income tax charge	286	45	387	165

Net loss	$(1,275)	$(1,653)	$(9,003)	$(12,310)

Loss per share data:
Basic:	$(0.08)	$(0.10)	$(0.57)	$(0.78)
Diluted:	$(0.08)	$(0.10)	$(0.57)	$(0.78)

Weighted average common shares used in the calculation:
Basic:	15,755	15,752	15,755	15,733
Diluted:	15,755	15,752	15,755	15,733